Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-49577 and Post-Effective Amendment No. 1 to Registration No. 33-52759 of AEP Texas Central Company on Form S-3 of our reports dated February 28, 2005 (which reports express unqualified opinions and include an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003 and 2004) relating to the financial statements and financial statement schedules of AEP Texas Central Company appearing in and incorporated by reference in the Annual Report on Form 10-K of AEP Texas Central Company for the year ended December 31, 2004.

/s/ Deloitte & Touche, LLP

Columbus, Ohio
March 1, 2005